Exhibit 10.1

Summary of Compensation Payable to Non-Employee Directors

Annual Retainer:	$26,000

Board Meeting Attendance Fee:	$1,100 per meeting attended

Audit Committee Attendance Fee:	$1,100 per meeting attended and $550 per telephonic meeting attended

Audit Committee Chairman Attendance Fee:	$2,200 per meeting attended and $1,100 per telephonic meeting attended

Compensation Committee Attendance Fee:	$1,100 per meeting attended

Compensation Committee Chairman Attendance Fee:	$2,200 per meeting attended

Nominating and Corporate Governance Committee Attendance Fee:	$1,100 per meeting attended

Nominating and Corporate Governance Committee Chairman Attendance Fee:	$2,200 per meeting attended